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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                February 11, 2005
                                (Date of Report)

                                February 7, 2005
                        (Date of earliest event reported)

                           INTERNATIONAL PAPER COMPANY
             (Exact name of registrant as specified in its charter)

NEW YORK                                     1-3157                              13-0872805
(State or other jurisdiction        (Commission File Number)                  (IRS Employer
of incorporation)                                                       Identification No.)
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                               400 Atlantic Street
                           Stamford, Connecticut 06921
              (Address and zip code of principal executive offices)

                                 (203) 541-8000
              (Registrant's telephone number, including area code)

                                       N/A
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))







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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Long-Term Incentives for Executive Management

The Company grants performance-based restricted shares (which replaced stock options in 2004 for members of executive management) under its Long-Term
Incentive Compensation Plan (the "LTICP"). These performance-based restricted shares are generally granted at the beginning of each year and paid at the end of a three-year performance period based on the achievement of defined performance objectives. The performance objectives for past performance periods have been included in the Company's Proxy Statement for the 2004 annual meeting of shareholders ("2004 Proxy"), filed with the SEC.

On February 7, 2005, the Company amended its LTICP to make certain administrative and clarifying changes. These changes include (i) adding the right of the Company to recover compensation paid to a participant in cases of a restatement of the Company's financial statements due to errors, omissions or fraud, (ii) allowing performance share awards to be made from newly issued shares (rather than solely from Treasury shares), (iii) removing the requirement to enter into an award agreement for performance shares, (iv) clarifying that unearned performance shares would be cancelled in the event of a change in control, and (v) renumber a reference to an Internal Revenue Code section.
A copy of the LTICP, as so amended and restated, is included herewith as
Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

On February 8, 2005, the independent directors of the Company's Board of Directors approved payment of performance shares under the terms of the Company's Performance Share Plan (contained within the LTICP) ("PSP") for grants made in 2002, for the 2002-2004 award period, resulting in 103.7% of the targeted award being made. Pursuant to this percentage calculation, shares were paid to Messrs. John V. Faraci, Robert M. Amen and Christopher P. Liddell and
Ms. Maura A. Smith in an amount of 34,740 shares, 17,571 shares, 11,752 shares and 11, 286 shares, respectively.

During 2004, the Management Development and Compensation Committee of the Board of Directors (the "Committee") determined, for grants to be made for the 2004-2006 award period, to measure the Company's achievement of return on investment ("ROI") and total shareholder return ("TSR") using a segmented approach for the three-year performance period. Each year a portion of the award is "banked" based on achieving targets for that year. The Committee also determined that, beginning in 2004, awards for certain members of senior management (including Messrs. Faraci, Amen and Liddell and Ms. Smith) should be equally weighted between TSR to peers and ROI to peers. on February 7, 2005, the Committee approved the performance achievement, consistent with that weighting, for the 2004 period of the 2004-2006 PSP award, resulting in an award of 76.3% of the targeted award (receipt of which is subject to applicable service requirements). the banked shares attributable to the 2004 segment for each of Messrs. Faraci, Amen and Liddell and Ms. Smith are 41,965 shares, 17,083 shares, 9,207 shares and 8,101 shares, respectively.

Annual Bonus Incentives

Annual bonuses for the CEO and other executive officers are designed to reward continuous improvement in both financial performance as well as other key performance


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drivers. Bonuses are paid in accordance with the Company's Management Incentive
Plan ("MIP"). Each employee's target opportunity is based on his or her position level, established in reference to skill level, position experience and scope of responsibilities. The amount of payment, in relation to target opportunity, is determined on the basis of Company and individual performance. The Committee set the MIP performance objectives for the year at the beginning of 2004 and those objectives were included in the Company's 2004 Proxy. On February 8, 2005, the independent directors of the Company's Board of Directors approved awards for 2004 for Messrs. Faraci and Amen, in accordance with the performance objectives for 2004 MIP, in the amount of $1,415,200 and $782,000, respectively. On
February 7, 2005, the Committee approved awards for 2004 for Mr. Liddell and Ms.
Smith in the amount of $495,100 and $430,300, respectively.

Annually, the Committee approves the MIP performance objectives and goals for the upcoming year. On February 7, 2005, the Committee approved performance objectives for the Management Incentive Plan for 2005. The objectives include both financial metrics (based on the Company's return on investment ("ROI") compared to its budget, and ROI compared to its peer group), and company-wide performance measures in relation to three drivers: customers, operational excellence and people (diversity and engagement).

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

Exhibit 99.1: Long-Term Incentive Compensation Plan, as amended and restated, dated as of February 7, 2005.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    INTERNATIONAL PAPER COMPANY
                                    (Registrant)


                                    By: /s/ Andrea L. Dulberg
                                        ----------------------------
                                        Name: Andrea L. Dulberg
                                        Title: Assistant Secretary

                                    Date:  February 11, 2005


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                                  EXHIBIT INDEX


Exhibit 99.1: Long-Term Incentive Compensation Plan, as amended and restated, dated as of February 7, 2005.



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